Exhibit 10.10
March 25, 2026
Dhiraj Mallick
Re:    Amended and Restated Employment Offer Letter
Dear Dhiraj,
You and Cerebras Systems Inc. (the “Company” or “Cerebras”) are parties to an employment offer letter dated April 20, 2018 (the “Prior Offer Letter”) that sets forth the terms and conditions of your employment with the Company. This letter agreement sets forth the terms of your continued employment with the Company effective as of the date of this letter agreement, and supersedes in its entirety the Prior Offer Letter. Effective as of the date of this letter agreement, the terms of your employment with the Company are as follows:
1.Position. You will continue to serve as the Company’s Chief Operating Officer and you will report to the Company’s Chief Executive Officer. In your role, you shall devote your best efforts and full working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods.
2.Base Salary. You will continue to receive an annual base salary of $450,000, subject to required tax withholding and other authorized deductions, which will be paid in accordance with the Company’s normal payroll practices. Your annual base salary shall be reviewed by the compensation committee of the Company’s board of directors (the “Board”) from time to time.
3.Bonus Target. You shall continue to be eligible to receive a discretionary annual bonus based on your achievement of performance objectives established by the Board or its compensation committee, such bonus to be targeted at $200,000 at 100% achievement. Any such bonus that is earned will be paid in accordance with Cerebras’ bonus policy.
4.Equity Compensation. You will be eligible to be granted equity awards from time to time as determined in the sole discretion of the Board or its compensation committee.
5.Severance. You will be eligible for the severance and change in control benefits set forth in the Company’s Executive Change in Control and Severance Plan and your participation agreement thereunder, subject to the terms and conditions thereof.

6.Benefits. You will remain eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.
7.Confidentiality. You hereby affirm your continuing obligations under the Employee Invention Assignment and Confidentiality Agreement that you previously entered into with the Company. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.
8.At Will Employment. You will remain an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary should be regarded by you as ineffective. Further, your participation in any equity plan or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.
9.Entire Agreement. This letter agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, whether written or oral, relating to such subject matter (including, without limitation, the Prior Offer Letter). Any amendments to this letter agreement must be in writing.
10.Acceptance. To indicate your agreement to the terms set forth in this letter agreement, please sign in the space indicated and return it to me.

Very truly yours,

/s/ Andrew Feldman

Andrew Feldman CEO

Agreed and accepted:

/s/ Dhiraj Mallick

By: Dhiraj Mallick

3/30/2026
Date signed: